Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

As independent petroleum engineers, we hereby consent to the use of our name included herein or incorporated by reference in this Form 10-Q by McMoRan Exploration Co. and to the reference to our estimates of reserves and present value of future net reserves as of June 30, 2008, into McMoRan Exploration Co.’s previously filed Registration Statements on Forms S-3 (File Nos. 333-144496, 333-121779, 333-95195 and 333-108408) and on Forms S-8 (File Nos. 333-57484, 333-67485, 333-87380, 333-90170, 333-105533, 333-115335 and 333-124740).

RYDER SCOTT COMPANY, L.P.
PETROLEUM ENGINEERS

Houston, Texas
August 7, 2008